HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386

Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS REPORTS THIRD-QUARTER 2013 FINANCIAL RESULTS
EPS Increases 11 Percent as Brand, Supply Chain and Innovation Strengths Drive Significant Margin Improvement to Overcome Soft Retail Environment
2013 Full-Year Guidance Increased for Second Consecutive Quarter and 2014 EPS Target Increased
Maidenform Brands Acquisition Closed and Integration Under Way
WINSTON-SALEM, N.C. (Oct. 30, 2013) - HanesBrands (NYSE: HBI), a leading marketer of everyday basic apparel under world-class brands, today reported double-digit earnings growth in the third-quarter 2013 on strong margin performance. In turn, the company raised its full-year 2013 financial guidance.

Operating profit in the quarter ended Sept. 28, 2013, increased 13 percent to $177 million and diluted earnings per share increased 11 percent to $1.23, up from $1.11 a year ago. (Unless noted, all performance measures for the year-ago periods are for continuing operations. See discontinued operations section in this press release.)

The company delivered strong profitability despite general retail weakness in the back-to-school selling period. Net sales in the quarter decreased 2 percent to $1.2 billion, although on a constant currency basis net sales declined less than 1 percent.

The company’s Innovate-to-Elevate strategy, which combines brand power, supply chain savings and product innovation, helped drive both core-product and new-product success, resulting in share gains in the quarter. Gross margin expanded to 35.2 percent, up 240 basis points compared with last year’s quarter, and operating margin improved to 14.8 percent, a 200-basis-point expansion even with the company increasing its media investment by $8 million in the quarter. All three components of the Innovate-to-Elevate strategy combined to drive the majority of the operating margin improvement.

Hanes has increased its full-year 2013 guidance for the second consecutive quarter, with the entire new EPS range above the high end of the previous range. The company’s new full-year guidance anticipates net sales of slightly more than $4.6 billion; adjusted operating profit of $580 million to $590 million; adjusted EPS of $3.75 to $3.85; and free cash flow of $475 million to $525 million. The guidance includes performance expectations for Maidenform Brands, which was acquired Oct. 7, 2013, but adjusted operating profit and earnings expectations exclude one-time acquisition-related expenses.

The company is also raising its 2014 adjusted EPS target range to $4.25 to $4.50 excluding actions, up from the low $4 range provided on its second-quarter earnings call.

HanesBrands Reports Third-Quarter 2013 Financial Results - Page 2

“We had a great quarter with record earnings and strong margins,” Hanes Chairman and Chief Executive Officer Richard A. Noll said. “Our brands are gaining share, our supply chain is generating savings, and our product innovations are creating value. Given our strong earnings momentum, we are raising our earnings guidance for both 2013 and 2014 despite a soft retail environment.”

Third-Quarter and Year-to-Date 2013 Financial Highlights and Business Segment Summary

Key accomplishments for the third quarter and year to date include:

•
Innovate-to-Elevate Success. The company’s business model is built around its brand power, world-class supply chain and consumer-centric product innovation. The company’s brands are gaining market share in core categories. New products, including Hanes X-Temp underwear and socks, ComfortBlend underwear and Smart Size bras are performing well. And the company’s predominately self-owned supply chain is creating savings that are driving margins across business segments.

•
Strong Operating Margin. All four of the company’s business segments earned double-digit operating margins in the quarter. The year-to-date operating margin of 13.3 percent is 480 basis points higher than the comparable year-ago period.

Key segment highlights include:

Innerwear Segment. Innerwear operating profit in the quarter was comparable to last year in spite of the increased investment in media as planned and a net sales decrease of 3 percent.

•	Operating Margin Improvement. Segment operating margin of 17.8 percent improved 40 basis points over the prior-year quarter. Through the first three quarters, operating margin was 19.6 percent.

•
Sales Muted Across Retail Channels. Sales decreased 3 percent in the quarter as a result of a negative retail back-to-school selling period, but net sales were comparable to a year ago for the year-to-date period.

•
The company’s brands gained market share during the back-to-school selling period and retail sell-through turned slightly positive for September after declines in the key August period. The August sell-through declines impacted company sales as retailers reduced orders to adjust inventories, leading to low single-digit declines in most Hanes Innerwear categories. The exceptions were bras and socks. Sales in the quarter increased for Hanes socks, Bali bras and panties, Polo underwear, and Hanes, Playtex and Just My Size bras.

Activewear Segment. The Activewear segment, previously known as Outerwear, achieved another quarter of strong profitability on a 2 percent decrease in net sales.

•
Strong Profitability. The segment delivered record profitability with an operating margin of 16.9 percent for the third quarter and 13.1 percent year to date. Retail activewear and Gear for Sports achieved double-digit operating margins in the quarter.

HanesBrands Reports Third-Quarter 2013 Financial Results - Page 3

•
Higher Quality of Sales. Activewear net sales decreased 2 percent in both the quarter and year-to- date period. The lower sales are primarily a result of planned declines in sales of lower-margin branded printwear products to screen-print wholesalers, which has totaled $24 million year to date. Year-to-date sales for Gear for Sports and Champion retail activewear have increased in the low single digits.

International Segment. On a constant-currency basis, International segment net sales increased 10 percent and operating profit increased 1 percent in the third quarter. As reported, segment net sales were comparable to the year-ago quarter, while operating profit decreased 6 percent. Operating margin in the quarter was 12.6 percent.

Direct to Consumer Segment. Direct to Consumer sales for the quarter increased 1 percent, while operating profit increased 29 percent. The segment’s operating margin for the quarter was 16.2 percent.

Maidenform Integration

Hanes closed its acquisition of Maidenform Brands, Inc., on Oct. 7, 2013, for approximately
$583 million. The company has announced plans to retain more than half of Maidenform’s worldwide employees, primarily in outlet store, international, sourcing, and sales, design and merchandising operations.

Hanes will integrate Maidenform’s front-end, supply chain, and distribution/logistics operations into its existing organization. The company anticipates closing the Maidenform New Jersey headquarters and Fayetteville, N.C., distribution center by the end of 2014.

Hanes expects the acquisition to annually add more than $500 million to sales, $80 million to operating profit, $0.60 EPS, and $65 million to free cash flow within three years once full synergies are achieved. Synergies are expected from selling, general and administrative savings as a result of the elimination of duplicative corporate and operational costs; cost of goods sold savings as a result of the integration of Maidenform’s 100 percent sourced production model into Hanes’ predominately self-owned manufacturing operations, supplemented by sourcing; and complementary revenue, driven by the application of Hanes’ Innovate-to-Elevate strategy to Maidenform’s products and brands.

The majority of the corporate SG&A savings are anticipated to begin by mid-2014. Benefits of supply chain actions to cost of goods sold are expected to start in 2015 and be fully realized in 2016. Complementary revenue opportunities are expected to deliver benefits in late 2015, with the majority of the benefits coming in 2016.

Hanes funded the acquisition with cash on hand and borrowings on its revolving credit facility, which will be retired through free cash flow.

Hanes expects to incur one-time acquisition- and integration-related expenses of $120 million to $140 million, with $50 million to $60 million of the charges occurring in the fourth quarter 2013 and the remainder in 2014. Approximately half of the total charges will be noncash.

HanesBrands Reports Third-Quarter 2013 Financial Results - Page 4

2013 Guidance

Hanes has significantly increased its full-year guidance for operating profit and EPS in spite of a prudently cautious outlook for the holiday sales period. The company now expects net sales of slightly more than $4.6 billion, including Maidenform, compared with previous guidance of approximately $4.55 billion; adjusted operating profit (excluding actions) of $580 million to $590 million versus previous guidance of $550 million to $575 million; and adjusted EPS (excluding actions) of $3.75 to $3.85, up from previous guidance of $3.50 to $3.65.

Based on the full-year guidance, expectations for the fourth quarter are net sales of slightly more than $1.2 billion, adjusted operating profit of $137 million to $147 million, and adjusted EPS of $0.82 to $0.92.

Guidance includes expected Maidenform contributions in the fourth quarter since Oct. 7 but excludes the effect of an estimated $50 million to $60 million in one-time acquisition-related charges on operating profit and EPS and the tax effect of the charges on EPS. In the fourth quarter, Maidenform is expected to contribute approximately $120 million of net sales, $6 million to $8 million of operating profit, and approximately $0.02 to $0.03 of EPS after approximately $3 million in interest expense and a tax rate percentage in the high 30s.

The company narrowed its free cash flow range to $475 million to $525 million but retained the same midpoint of guidance despite a negative impact to cash flow of approximately $30 million to $40 million in the fourth quarter from cash expenses related to the Maidenform acquisition. Free cash flow guidance includes expected pension contributions of approximately $38 million and net capital expenditures of approximately $50 million.

The company expects to increase its media investment in the fourth quarter by $18 million versus last year for a total increase of $34 million in incremental media investment for the year.

Hanes continues to expect to retire in the fourth quarter of 2013 all $250 million of the remaining of 8 percent senior notes due 2016, while increasing the borrowings on its revolving credit facility as a result of the purchase of Maidenform. Full-year interest expense and other expense are expected to total approximately $118 million, including approximately $3 million in Maidenform-related revolver interest and approximately $15 million in prepayment expenses to retire the 8 percent senior notes. The full-year tax rate is expected to be approximately 17 percent, implying a low double-digit tax rate for the fourth quarter.

The company expects to end the year with long-term debt between $1.4 billion and $1.5 billion, which implies a ratio of long-term debt to EBITDA within the company’s previously disclosed target range of 1.5 to 2.5 times.

“Our strong business model continues to create value, and we are eager to start delivering the benefits of the Maidenform acquisition,” Noll said. “We are confident in our guidance for 2013 and believe a reasonable EPS goal excluding actions for 2014 is $4.25 to $4.50.”

Hanes has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/faq.

HanesBrands Reports Third-Quarter 2013 Financial Results - Page 5

Discontinued Operations

In 2012, the company announced it was exiting certain international and domestic imagewear businesses that are now classified as discontinued operations. Discontinued operations have no effect on 2013 results.

On May 30, 2012, Hanes sold its European imagewear business, and the company subsequently completed in 2012 the discontinuation of its private-label and Outer Banks domestic imagewear operations serving wholesalers that sell to the screen-print industry. In accordance with generally accepted accounting principles, the company reported results for the second, third and fourth quarters of 2012 on a continuing-operations basis and revised prior-period results, including the first quarter of 2012, to reflect continuing operations. The company’s branded printwear operations continue to operate and serve the domestic screen-print market with Hanes and Champion brand products.

In the first nine months of 2012, discontinued operations reported a loss per diluted share of $0.70 - a loss of $0.03 in the first quarter, a loss of $0.66 in the second quarter and a loss of $0.01 in the third quarter.

The company has provided information on discontinued operations and financial results for prior periods, including posting a five-year history of results from continuing operations. The information is available in the investors section of the company’s corporate website, www.Hanes.com/investors.

Note on Non-GAAP Terms and Definitions

Free cash flow, EBITDA, adjusted EPS, and adjusted operating profit are not generally accepted accounting principle measures.

Free cash flow is defined as net cash from operating activities less net capital expenditures. Free cash flow may not be representative of the amount of residual cash flow that is available to the company for discretionary expenditures since it may not include deductions for mandatory debt-service requirements and other nondiscretionary expenditures. The company believes, however, that free cash flow is a useful measure of the cash-generating ability of the business relative to capital expenditures and financial performance. See Table 4 and its footnotes attached to this press release to reconcile free cash flow for the first nine months of the fiscal year and 2013 guidance with the GAAP measure of net cash provided by operating activities.

EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation and amortization. Although the company does not use EBITDA to manage its business, it believes that EBITDA is another way that investors measure financial performance. See Table 2 attached to this press release to reconcile EBITDA with the GAAP measure of net income from continuing operations.

HanesBrands Reports Third-Quarter 2013 Financial Results - Page 6

Adjusted EPS is defined as diluted EPS excluding actions, specifically incurred charges related to the acquisition and integration of Maidenform Brands Inc. On a GAAP basis, full-year 2013 diluted EPS is expected to be $3.30 to $3.40, fourth-quarter 2013 diluted EPS is expected to be $0.37 to $0.47, and the target range for 2014 diluted EPS is expected to be $3.65 to $3.90. Adjusted operating profit is defined as operating profit excluding actions, specifically incurred charges related to the acquisition and integration of Maidenform. On a GAAP basis, full-year 2013 operating profit is expected to be $525 million to $535 million, and fourth-quarter 2013 operating profit is expected to be $82 million to $92 million. The unusual actions anticipated in 2013 and 2014 guidance include restructuring and related charges, nonrecurring acquisition and other expenses, and the tax effect on these items.

Hanes has chosen to provide these non-GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating company operations. Non-GAAP information should not be considered a substitute for financial information presented in accordance with GAAP and may be different from non-GAAP or other pro forma measures used by other companies.

Webcast Conference Call

Hanes will host an Internet webcast of its quarterly investor conference call at 4:30 p.m. EDT today. The broadcast, consisting of prerecorded remarks followed by a live question-and-answer session, may be accessed at www.Hanes.com/investors. The call is expected to conclude by 5:30 p.m.

An archived replay of the conference call webcast will be available at www.Hanes.com/investors. A telephone playback will be available from approximately midnight EDT today through midnight EST Nov. 6, 2013. The replay will be available by calling toll-free (855) 859-2056, or by toll call at (404) 537-3406. The replay pass code is 91596570.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements following the heading “2013 Guidance,” as well as statements about the benefits anticipated from the Maidenform acquisition, are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the failure of businesses we acquire to perform to expectations; current economic conditions, including consumer spending levels and the price elasticity of our products; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; the highly competitive and evolving nature of the industry in which we compete; financial difficulties experienced by, or loss of or reduction in sales to, any of our top customers or groups of customers; our ability to effectively manage our inventory and reduce inventory reserves; our ability to

HanesBrands Reports Third-Quarter 2013 Financial Results - Page 7

optimize our global supply chain; the risk of significant fluctuations in foreign currency exchange rates; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, as well as in the investors section of our corporate website at www.Hanes.com/investors. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands

HanesBrands is a socially responsible leading marketer of everyday basic apparel under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, Bali, Maidenform, Flexees, JMS/Just My Size, barely there, Wonderbra and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, men’s underwear, children’s underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. Ranked No. 512 on the Fortune 1000 list, Hanes has approximately 51,500 employees in more than 25 countries and takes pride in its strong reputation for ethical business practices. Hanes is a U.S. Environmental Protection Agency Energy Star 2013 and 2012 Sustained Excellence Award winner and 2010 and 2011 Partner of the Year. The company ranks No. 141 on Newsweek magazine’s list of Top 500 greenest U.S. companies. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found at www.Hanes.com/corporate.

# # #

TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended			Nine Months Ended
	September 28, 2013	September 29, 2012	% Change	September 28, 2013	September 29, 2012	% Change
Net sales	$1,197,346	$1,218,681	(1.8)%	$3,342,012	$3,372,465	(0.9)%
Cost of sales	775,666	818,751		2,157,551	2,350,489
Gross profit	421,680	399,930	5.4%	1,184,461	1,021,976	15.9%
As a % of net sales	35.2%	32.8%		35.4%	30.3%
Selling, general and administrative expenses	244,782	243,422		740,973	734,872
As a % of net sales	20.4%	20.0%		22.2%	21.8%
Operating profit	176,898	156,508	13.0%	443,488	287,104	54.5%
As a % of net sales	14.8%	12.8%		13.3%	8.5%
Other expenses	795	3,373		2,010	4,829
Interest expense, net	25,002	32,897		75,846	106,503
Income from continuing operations before income tax expense	151,101	120,238		365,632	175,772
Income tax expense	25,838	9,055		67,404	21,544
Income from continuing operations	125,263	111,183	12.7%	298,228	154,228	93.4%
Loss from discontinued operations, net of tax	—	(1,291)		—	(69,935)
Net income	$125,263	$109,892	14.0%	$298,228	$84,293	253.8%

Earnings per share - basic:
Continuing operations	$1.25	$1.13	10.6%	$2.99	$1.56	91.7%
Discontinued operations	—	(0.01)	NM	—	(0.71)	NM
Net income	$1.25	$1.11	12.6%	$2.99	$0.85	251.8%

Earnings per share - diluted:
Continuing operations	$1.23	$1.11	10.8%	$2.93	$1.54	90.3%
Discontinued operations	—	(0.01)	NM	—	(0.70)	NM
Net income	$1.23	$1.09	12.8%	$2.93	$0.84	248.8%

Weighted average shares outstanding:
Basic	100,066	98,707		99,764	98,611
Diluted	101,987	100,472		101,923	100,131

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands)
(Unaudited)

	Quarter Ended			Nine Months Ended
	September 28, 2013	September 29, 2012	% Change	September 28, 2013	September 29, 2012	% Change
Segment net sales¹:
Innerwear	$560,127	$574,278	(2.5)%	$1,744,471	$1,748,256	(0.2)%
Activewear	405,091	413,033	(1.9)%	966,508	981,021	(1.5)%
Direct to Consumer	100,003	99,111	0.9%	272,719	278,396	(2.0)%
International	132,125	132,259	(0.1)%	358,314	364,792	(1.8)%
Total net sales	$1,197,346	$1,218,681	(1.8)%	$3,342,012	$3,372,465	(0.9)%

Segment operating profit¹:
Innerwear	$99,887	$100,069	(0.2)%	$342,331	$277,737	23.3%
Activewear	68,591	49,327	39.1%	127,020	32,710	288.3%
Direct to Consumer	16,245	12,573	29.2%	25,441	18,781	35.5%
International	16,648	17,739	(6.2)%	31,662	34,525	(8.3)%
General corporate expenses/other	(24,473)	(23,200)	5.5%	(82,966)	(76,649)	8.2%
Total operating profit	$176,898	$156,508	13.0%	$443,488	$287,104	54.5%

EBITDA²:
Net income from continuing operations	$125,263	$111,183		$298,228	$154,228
Interest expense, net	25,002	32,897		75,846	106,503
Income tax expense	25,838	9,055		67,404	21,544
Depreciation and amortization	21,571	23,047		67,201	69,313
Total EBITDA	$197,674	$176,182	12.2%	$508,679	$351,588	44.7%

¹
In the first quarter of 2013, Hanesbrands renamed the Outerwear segment to Activewear to reflect the trend of this category becoming a part of consumers’ active lifestyles and more aptly describe the competitive space of this business. In addition, certain prior-year segment operating profit disclosures have been revised to conform to the current-year presentation. These changes were primarily the result of Hanesbrands’ decision to revise the manner in which Hanesbrands allocates certain selling, general and administrative expenses.

²	Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	September 28, 2013	December 29, 2012
Assets
Cash and cash equivalents	$132,320	$42,796
Trade accounts receivable, net	585,710	506,278
Inventories	1,313,971	1,253,136
Other current assets	225,052	225,315
Total current assets	2,257,053	2,027,525

Property, net	566,776	596,158
Intangible assets and goodwill	544,818	553,414
Other noncurrent assets	466,370	454,603
Total assets	$3,835,017	$3,631,700

Liabilities
Accounts payable and accrued liabilities	$741,862	$675,616
Notes payable	5,209	26,216
Accounts Receivable Securitization Facility	166,614	173,836
Total current liabilities	913,685	875,668
Long-term debt	1,250,000	1,317,500
Other noncurrent liabilities	519,228	551,666
Total liabilities	2,682,913	2,744,834

Equity	1,152,104	886,866
Total liabilities and equity	$3,835,017	$3,631,700

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 28, 2013	September 29, 2012
Operating Activities:
Net income	$298,228	$84,293
Depreciation and amortization	67,201	70,096
Impairment of intangibles	—	37,425
Loss on disposition of business	—	31,811
Other noncash items	13,443	4,943
Changes in assets and liabilities, net	(121,887)	80,837
Net cash provided by operating activities	256,985	309,405

Investing Activities:
Capital expenditures	(24,825)	(29,162)
Disposition of business	—	12,708
Net cash used in investing activities	(24,825)	(16,454)

Financing Activities:
Net repayments on notes payable, debt and other	(141,419)	(146,189)
Effect of changes in foreign currency exchange rates on cash	(1,217)	162
Increase in cash and cash equivalents	89,524	146,924
Cash and cash equivalents at beginning of year	42,796	35,345
Cash and cash equivalents at end of period	$132,320	$182,269

Supplemental cash flow information¹:
Net cash provided by operating activities	$256,985	$309,405
Capital expenditures	(24,825)	(29,162)
Free cash flow	$232,160	$280,243

¹
Free cash flow is a non-GAAP measure. For 2013 guidance, net cash provided by operating activities is expected to be approximately $525 million to $575 million and net capital expenditures are expected to be approximately $50 million, resulting in expectations for non-GAAP free cash flow of approximately $475 million to $525 million.